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                                                                   EXHIBIT 4.3

                                   AMENDMENT

                                      TO

                            HEALTHWORLD CORPORATION

                            1997 STOCK OPTION PLAN

                  AMENDMENT (this "Amendment") to the Healthworld Corporation 1997 Stock Option Plan (the "Plan"). Capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the Plan.

                  WHEREAS, the Board of Directors of Healthworld Corporation, a Delaware corporation (the "Company"), previously adopted the Plan, which was approved by the stockholders of the Company;

                  WHEREAS, in February 1998, the Board of Directors of the Company adopted an amendment to the Plan, subject to the approval of the stockholders of the Company, to increase the number of shares available under the Plan by an aggregate of 700,000 shares of Common Stock;

                  WHEREAS, the stockholders of the Company at the Annual Meeting of Stockholders of the Company held on June 10, 1998, approved the amendment to the Plan to increase the number of shares available under the Plan by an aggregate of 700,000 shares of Common Stock; and

                  WHEREAS, all terms and conditions of the Plan, other than as specifically amended as set forth in this Amendment, shall remain in full force and effect.

                  NOW THEREFORE, the Plan has been amended as follows:

         The first sentence of Section 3 of the Plan was deleted in its entirety and the following sentence was inserted in its place:

                  "1,410,000 of the authorized but unissued shares of the Common Stock, $.01 par value, of the Company (the "Common Stock") are hereby reserved for issue upon the exercise of Options granted under the Plan; provided, however, that the number of shares so reserved may from time to time be reduced to the extent that a corresponding number of issued and outstanding shares of the Common Stock are purchased by the Company and set aside for issue upon the exercise of Options."

                  IN WITNESS WHEREOF, the Secretary of the Company has executed this Amendment and certifies that the amendment to the Plan set forth above accurately reflects the amendment to the Plan adopted by the Board of Directors and the stockholders of the Company.

                                                      /s/ Stuart Diamond
                                                      --------------------------
                                                      Stuart Diamond, Secretary